EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal Year 2011 Results, Guidance for Fiscal Year 2012, and Share Repurchase

DALLAS, Aug. 22, 2011 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the fourth quarter of fiscal 2011 were $194.8 million compared to $200.8 million for the quarter ended June 30, 2010, a decrease of 3.0%. Comparable store sales decreased 4.5% for the fourth quarter of fiscal 2011 compared to the same period last year. The decrease in comparable store sales was comprised of a 5.4% decrease in traffic partially offset by a 0.9% increase in average ticket. Net loss for the fourth fiscal quarter ended June 30, 2011 was $1.4 million, or a $0.03 loss per share, compared to net income of $1.3 million, or $0.03 per diluted share, for the same period last year.

For the fiscal year ended June 30, 2011, net sales were $821.2 million compared to $828.3 million for fiscal 2010, a decrease of 0.9%. Comparable store sales decreased 1.2% for the fiscal year ended June 30, 2011 compared to fiscal 2010. The decrease in comparable store sales was comprised of a 1.7% decrease in traffic, partially offset by a 0.5% increase in average ticket. For the fiscal year ended June 30, 2011, the Company had earnings per diluted share of $0.22 versus $0.25 for fiscal 2010.

Tuesday Morning's board of directors has authorized the company to repurchase up to $5 million of the company's common stock. Repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. The repurchase program will be evaluated by the Board each year and there can be no assurances to the number of shares the company will purchase, if any.

Kathleen Mason, President and Chief Executive Officer, stated, "While we are disappointed with the results of our fiscal fourth quarter, we are focused on several key areas to optimize our marketing efforts, improve our customer's experience on our website and drive traffic to our stores. These efforts, combined with disciplined cost and inventory management, and prudent capital allocation, will be our focus this year as we strive to drive sales, improve profitability and enhance shareholder value. "

Financial Results for the Fourth Quarter Ended June 30, 2011

Gross Profit - Gross profit decreased $4 million, or 5.2%, to $72.6 million for the fourth quarter ended June 30, 2011 as compared to the $76.6 million gross profit reported in the same quarter last year. As a percentage of net sales, gross profit decreased to 37.3% compared to 38.1% for the corresponding period in fiscal 2010. This decrease of 0.8% in gross profit percentage was primarily due to merchandise mix and de-leveraging of inventory costs on the lower sales level.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter ended June 30, 2011 was $74.2 million versus $73.4 million in the same quarter last year. As a percentage of net sales, SG&A increased to 38.1% in the fourth quarter of fiscal 2011 from 36.6% in the same quarter last year. On a per store basis, SG&A was flat year over year.

Financial Results for the Fiscal Year Ended June 30, 2011

Gross Profit - Gross profit for fiscal 2011 was $313.3 million, almost flat compared to the $314.0 million in gross profit reported for fiscal 2010. As a percentage of net sales, gross profit increased to 38.2% for the fiscal year ended June 30, 2011 compared to 37.9% in fiscal 2010. This increase of 0.3% in gross profit percentage was primarily due to the sell through of merchandise acquired at more favorable pricing.

Selling, General and Administrative Expenses - SG&A for the fiscal year ended June 30, 2011 was $295.3 million versus $293.9 million for the same period last year. As a percentage of net sales, SG&A increased to 36.0% in the fiscal year ended June 30, 2011 from 35.5% in the same period last year. On a per store basis, SG&A increased by one half of one percent this fiscal year versus last year.

Balance Sheet

Inventory was $264.4 million at June 30, 2011 compared to $239.2 million at June 30, 2010, an increase of 10.5%. On a per store basis, inventory increased 9.4% compared to last year. Included in this increase are the remaining opportunistic buys that became available in the second quarter of fiscal 2011 that are selling through as planned. Net property and equipment was $77.0 million at June 30, 2011, an increase of $4 million compared to June 30, 2010.

Accounts payable was higher at June 30, 2011 by $18 million versus the same period last year due to higher year-end inventory levels as compared to the same period last year. There were no significant changes to our vendor payment policy during fiscal 2011. At June 30, 2011, we had no borrowings outstanding under our revolving credit facility. Outstanding letters of credit, primarily for insurance programs, were $8.3 million at June 30, 2011 compared to $10.1 million at June 30, 2010. At June 30, 2011, we had a cash balance of $19.4 million and availability of $124.1 million under our revolver and we were in compliance with the terms of our credit facility.

Store Activity

We operated 861 stores in 43 states as of June 30, 2011. During the fourth quarter of fiscal 2011, we opened 23 stores, relocated 9 stores and closed 2 stores. During the fiscal year ended June 30, 2011, we opened 44 stores, closed 35 stores and relocated 35 stores.

Guidance

Net sales for fiscal 2012 are expected to be in the range of $828 million to $834 million. Comparable store sales are expected to be in the negative low single digits and earnings per diluted share are expected to be in the range of $0.22 to $0.26. For fiscal 2012 capital expenditures are expected to be $15 million, and we expect to increase total square footage by approximately 2%.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 861 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review fourth quarter and fiscal year 2011 financial results today, August 22, 2011, at 4:00 p.m. Central Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 71272854, until September 4, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2010 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended June 30,		Year Ended June 30,

	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$194,765	$200,783	$821,150	$828,265
Cost of sales	122,122	124,190	507,834	514,270
Gross profit	72,643	76,593	313,316	313,995

Selling, general and administrative expenses	74,242	73,428	295,273	293,850

Operating income (loss)	(1,599)	3,165	18,043	20,145

Other income (expense):
Interest expense	(805)	(717)	(3,118)	(2,945)
Interest income	--	7	2	14
Other income (expense), net	144	(390)	620	(545)
Other income (expense)	(661)	(1,100)	(2,496)	(3,476)

Income (loss) before income taxes	(2,260)	2,065	15,547	16,669

Income tax expense (benefit)	(858)	770	5,968	5,921

Net income (loss)	$(1,402)	$1,295	$9,579	$10,748

Earnings (loss) Per Share:
Net income (loss) per common share:
Basic	$ (0.03)	$ 0.03	$ 0.22	$ 0.25
Diluted	$ (0.03)	$ 0.03	$ 0.22	$ 0.25

Weighted average number of common shares:
Basic	42,660	42,151	42,493	41,920
Diluted	42,660	42,775	43,078	42,483

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	June 30,	June 30,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,400	$23,522
Inventories	264,361	239,194
Prepaid expenses and other assets	13,684	9,756
Deferred income taxes	447	--
Total current assets	297,892	272,472

Property and equipment, net	76,982	72,823

Other long-term assets:
Deferred financing costs	2,504	3,522
Other assets	1,778	1,719

Total Assets	$379,156	$350,536

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$81,047	$62,916
Accrued liabilities	28,760	34,317
Deferred income taxes	--	288
Income taxes payable	65	96
Total current liabilities	109,872	97,617

Revolving credit facility	--	--
Deferred rent	3,198	3,181
Income tax payable - non-current	655	639
Deferred income taxes	5,297	1,207
Total Liabilities	119,022	102,644

Stockholders' equity	260,134	247,892
Total Liabilities and Stockholders' Equity	$379,156	$350,536

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Year Ended June 30,

	2011	2010
	(unaudited)
Net cash flows from operating activities:
Net income	$9,579	$10,748
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	16,103	15,583
Amortization of financing fees	1,018	1,059
Deferred income taxes	3,778	261
Loss on disposal of fixed assets	238	1,382
Stock compensation expense	2,332	2,206
Other non-cash charges	(214)	167
Net change in operating assets and liabilities	(32,473)	665

Net cash provided by (used in) operating activities	361	32,071

Net cash flows from investing activities:
Proceeds from sale of assets	100	--
Capital expenditures	(20,600)	(17,432)

Net cash used in investing activities	(20,500)	(17,432)

Net cash flows from financing activities:
Repayments-revolving credit facility	(152,352)	(61,605)
Borrowings-revolving credit facility	152,352	61,605
Change in cash overdraft	15,400	3,391
Payment of debt financing costs	--	(370)
Excess tax benefit related to exercise of stock options	557	--
Proceeds from exercise of common stock options	60	79

Net cash provided by in financing activities	16,017	3,100

Net increase (decrease) in cash and cash equivalents	(4,122)	17,739

Cash and cash equivalents, beginning of period	23,522	5,783

Cash and cash equivalents, end of period	$19,400	$23,522

CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200